PRO FINANCIAL HOLDINGS, INC.
2007 Warrant Plan

Dated as of __________, 2007

ARTICLE I
PURPOSE OF THE PLAN

The Board of Directors of Pro Financial Holdings, Inc. (the “Company”) has determined that it is in the best interests of the Company to issue Warrants (as hereinafter defined) to purchase the Company’s Common Stock (as hereinafter defined) in connection with the Company’s initial offering of Common Stock. The Company proposes to issue, in units, up to 1,400,000 shares of Common Stock and Warrants to purchase Common Stock (“Units”). Each Unit will contain one share of Common Stock and one Warrant to purchase one share of Common Stock, in accordance with the terms and conditions set forth herein. Therefore, the Board of Directors, in order to provide for the above, has adopted this Warrant Plan (“Plan”) on the date set forth herein.

ARTICLE II
SCOPE OF THE PLAN

Section 1. Definitions. Unless the context clearly indicates otherwise, the following terms have the meanings set forth below:

a.	“Board” means the Board of Directors of the Company.

b.
“Call Date” means the date established by the Board upon which some or all of the Warrants must be exercised and exchanged for Common Stock, and if not so exercised and exchanged, upon which such Warrants shall expire.

c.	“Common Stock” means the $0.01 par value common stock of the Company.

d.
“Expiration Date” shall be (unless extended by the Board as set forth herein) 5:00 p.m. Eastern Time on the last day of the three-year period following the close of the Offering, or 5:00 p.m. Eastern Time on the Call Date, whichever comes sooner.

e.	“Plan” means this Warrant Plan as adopted by the Board as set forth herein and as amended from time to time.

f.	“Unit” means a unit consisting of one share of Common Stock and one Warrant offered by the Company in its initial offering.

g.	“Warrant” means the right to purchase an additional one share of Common Stock.

h.	“Warrant Certificate” means the evidence of ownership of Warrants, as executed and issued by the Company.

Section 2. Exercise Price. Subject to the adjustments provided for in Section 13, the exercise price per share (the “Exercise Price”) shall be equal to $10.00.

Section 3. Warrants. There are hereby authorized 1,400,000 Warrants. Each Warrant shall entitle the holder thereof, pursuant to Section 11 hereof, to purchase one additional share of Common Stock. Warrants shall be included only in Units offered by the Company in its initial stock offering. Any Warrants not issued in connection with the initial stock offering shall automatically expire.

Section 4. Call and Extension Options. The Board may call some or all of the Warrants issued and outstanding anytime on or after the expiration of the 6-month period following ProBank’s opening for business. Warrants may be called on a pro-rata basis, or in their entirety, from all Warrant holders. If such action is taken by the Board, each Warrant holder shall be given written notice thereof and shall have 30 days from the date of such notice to present to the Company the Warrants so called, along with payment therefore as required in Section 11 herein. Warrants not presented for exchange during this period shall expire at 5:00 p.m. Eastern Time on the on the 30th day following the date of such notice.

In addition, prior to the Expiration Date, the Board may extend the term of the Warrants for up to 6 additional months.

Section 5. Form of Warrants. The certificates evidencing the Warrants (the “Warrant Certificates”) shall be substantially in the form set forth in Exhibit A attached hereto, and may have such letters, numbers or other marks of identification or designation and such legends, summaries or endorsements printed, lithographed or engraved thereon as the Company may deem appropriate and as are not inconsistent with provisions of this Plan, or as may be required to comply with any law, or with any rule or regulation made pursuant thereto, or to conform to usage. Each Warrant Certificate shall entitle the registered holder thereof, subject to the provisions of this Plan and of such Warrant Certificate, to purchase, at the Exercise Price, in whole share amounts only, one fully paid and non-assessable share of Common Stock for each Warrant evidenced by such Warrant Certificate.

Section 6. Issuance of Warrants. The Warrant Certificates when issued shall be dated and signed on behalf of the Company, manually or by facsimile signature, by any two of the following persons: its Chairman of the Board, Chief Executive Officer, President, or Secretary under its corporate seal, if any. The seal of the Company, if any, may be in the form of a facsimile thereof and may be impressed, affixed, imprinted or otherwise reproduced on the Warrants.

Section 7. Registration of Warrant Certificates; Registered Owners. The Company shall maintain or cause to be maintained books for registration of ownership and transfer of ownership of the Warrant Certificates issued hereunder. Such books shall show the names and addresses of the respective holders of the Warrant Certificates and the number of Warrants evidenced by each such Warrant Certificate. The Company may deem and treat the registered holder of a Warrant Certificate as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notation of ownership or other writing thereon made by anyone), for the purpose of any exercise of such Warrants and for all other purposes, and the Company shall not be affected by any notice to the contrary.

Section 8. Registration of Transfers and Exchanges; Transfer Restriction. Subject to the restrictions described below, the Company shall transfer from time to time, any outstanding Warrants upon the books to be maintained by the Company for that purpose, upon surrender of the Warrant Certificate evidencing such Warrants, with the Form of Assignment on such Warrant Certificate duly filled in and executed, to the Company, at its office in Tampa, Florida at any time prior to the Expiration Date. Upon receipt of a Warrant Certificate, with the Form of Assignment on such Warrant Certificate duly completed and executed, the Company shall promptly deliver a Warrant Certificate or Certificates representing an equal aggregate full number of Warrants to the transferee; provided, however, in case the registered holder of any Warrant Certificate shall elect to transfer fewer than all of the Warrants evidenced by such Warrant Certificate, the Company in addition shall promptly deliver to such registered holder a new Warrant Certificate or Certificates for the full number of Warrants not so transferred.

Warrants may only be transferred to: (i) a parent, sibling, spouse, child, or grandchild of the holder; (ii) to a pension or profit sharing plan of which the holder or holder's spouse is a beneficiary; (iii) to a business entity or trust owned or controlled by the holder or holder's spouse is a beneficiary; or (iv) by a court order.

Subject to Section 10 hereof, any Warrant Certificate(s) may be exchanged at the option of the holder thereof for Warrant Certificate(s) of different denominations (subject to a minimum denomination of 100 Warrants), of like tenor and representing in the aggregate the same number of Warrants, upon surrender of such Warrant Certificate(s), with the Form of Assignment on the reverse thereof duly completed and executed, on or prior to the Expiration Date.

Section 9. Mutilated, Destroyed, Lost or Stolen Warrant Certificates. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of any Warrant Certificate, and, in the case of loss, theft or destruction, receipt by the Company of an indemnity bond or security reasonably satisfactory to it, and reimbursement to it of all reasonable expenses incidental thereto, and, in the case of mutilation, upon surrender and cancellation of the Warrant Certificate, the Company shall deliver a new Warrant Certificate of like tenor representing in the aggregate the same number of Warrants.

Section 10. Payment of Taxes. With respect to any Warrant, the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issue of any Warrant or any certificates for shares of Common Stock or Warrant Certificate surrendered upon the exercise or exchange of a Warrant, and the Company shall not be required to issue or deliver such Warrant Certificate or certificates for shares of Common Stock unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax, if any, or shall have established to the satisfaction of the Company that such tax, if required, has been paid.

Section 11. Exercise, Purchase Price and Duration of Warrants. Subject to the provisions of this Warrant Plan, the holder of a Warrant shall have the right to purchase from the Company (and the Company shall issue and sell to that holder), one fully paid and non-assessable share of Common Stock for each Warrant held at the Exercise Price (subject to adjustment as provided in Section 13 hereof) upon the surrender of the Warrant Certificate evidencing such Warrants on any business day prior to 5:00 p.m. Eastern Time on the Expiration Date, with the Form of Election to Exercise on the reverse thereof duly completed and executed, and payment of the Exercise Price in cash (U.S. dollars) or by cashiers’ or certified check payable to the Company. Exercised Warrants shall only be accepted from residents of states where the Company has registered its securities or where an exemption from registration is available to the Company. The Exercise Price and the shares of Common Stock issuable upon exercise of a Warrant shall be subject to adjustment from time to time in the manner specified in Section 13 and, as initially established or as so adjusted. The Warrants shall be so exercisable either as an entirety or from time to time in part at the election of the registered holder thereof. In the event that fewer than all Warrants evidenced by a Warrant Certificate are exercised at any time prior to 5:00 p.m. Eastern Time on the Expiration Date, a new Warrant Certificate will be issued for the Warrants not so exercised.

No payments or adjustments shall be made for any cash dividends, whether paid or declared, on shares of Common Stock issuable on the exercise of a Warrant.

No fractional shares of Common Stock shall be issued upon exercise of a Warrant.

Subject to Section 10 hereof, upon surrender of a Warrant Certificate, with the Form of Election to Exercise on such Warrant Certificate duly completed and executed, together with payment of the Exercise Price, the Company shall issue and deliver the full number of certificate or certificates for shares of Common Stock issuable upon exercise of the Warrants tendered for exercise. Such certificate or certificates shall be deemed to have been issued, and any person so designated by the registered holder shall be deemed to have become the holder of record of such shares, as of the date of the surrender of the Warrant Certificate to which the shares relate and payment of the appropriate Exercise Price; provided, however, if the date of surrender of a Warrant Certificate shall occur within any period during which the transfer books for the Company’s Common Stock are closed for any purpose, such person shall not be deemed to have become a holder of record of such shares until the opening of business on the day of reopening of said transfer books, and certificates representing such shares shall not be issuable until such day.

Section 12. Reservation of Shares. The Company will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock, for the purpose of enabling it to satisfy any obligation to issue shares of Common Stock upon exercise of Warrants, through the close of business on the Expiration Date, the number of shares of Common Stock deliverable upon the exercise of all outstanding Warrants.

The Company covenants that all shares of Common Stock issued upon exercise of the Warrants will, upon issuance in accordance with the terms of this Plan, be fully paid and non-assessable.

Section 13. Adjustment of Exercise Price and Number of Shares Purchasable. The Exercise Price and the number of shares of Common Stock which may be purchased upon the exercise of each Warrant are subject to adjustment from time to time upon the occurrence of, after the date hereof, the following events: if the Company shall (i) declare a dividend on the Common Stock payable in shares, (ii) subdivide the outstanding Common Stock into a greater number of shares, or (iii) combine the outstanding Common Stock into a smaller number of shares, then the Exercise Price in effect on the record date for that dividend or on the effective date of that subdivision or combination, and/or the number and kind of shares of capital stock issuable on that date, shall be proportionately adjusted so that the holder of any Warrant exercised after such time shall be entitled to receive solely the aggregate number and kind of shares of capital stock which, if the Warrant had been exercised immediately prior to that date, such holder would have owned upon exercise and been entitled to receive by virtue of that dividend, subdivision, or combination. The foregoing adjustments shall be made by the Company successively whenever any event listed above shall occur.

Section 14.  Notices to Warrant Holders. Upon any adjustment to the Exercise Price pursuant to Section 13 hereof, the Company, within twenty calendar days thereafter, shall cause to be given to the registered holders of outstanding Warrant Certificates, at their respective addresses appearing on the Warrant Certificate register, written notice of the adjustments by first-class mail, postage prepaid. Where appropriate, the notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Plan.

Section 15. Supplements and Amendments. The Company may, from time to time, supplement or amend this Plan without the consent or concurrence of or notice to any holders of Warrant Certificates or Warrants in order to cure any ambiguity, to correct or supplement any provision herein which may be inconsistent with any other provision herein, to correct any defective provision, clerical omission, mistake or manifest error herein contained, or to make any other provision with respect to matters or questions arising under this Plan which shall not be inconsistent with the provisions of the Warrant Certificates; provided that such action shall not adversely affect the interests of the holders of the Warrant Certificates or Warrants. All other amendments to this Plan must be approved by a vote of at least 51 percent of the Company’s shares.

Section 16. Governing Law. This Plan and each Warrant Certificate issued hereunder shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by, construed and enforced in accordance with the laws of said State.

Section 17. Benefits of This Plan. Nothing in this Plan shall be construed to give to any person or entity other than the Company and the registered holders of the Warrant Certificates or Warrants any legal or equitable right, remedy or claim under this Plan; this Plan shall be for the sole and exclusive benefit of the Company and the registered holders of the Warrant Certificates or Warrants.

Adopted this ____ day of ____________ 2007 by the board of directors of ProFinancial Holdings Inc.

President and Chief Executive Officer